For Immediate Release
November 9, 2021

Southwest Gas Holdings, Inc. Reports Third Quarter 2021 Results

Third Quarter Natural Gas Operating Margin Increased $18 million and
Increased $72 Million Twelve Months to Date

Third Quarter Utility Infrastructure Revenues Increased $52.5 million and
Increased $187.8 Million Twelve Months to Date

Acquisition of Riggs Distler Completed - Expected To Deliver Greater Scale,
Increased Profit Margins, and Growth Opportunities

LAS VEGAS – Southwest Gas Holdings, Inc. (NYSE: SWX) reported a consolidated loss of $0.19 per diluted share and adjusted consolidated earnings of $0.05 per diluted share for the third quarter of 2021, compared to consolidated and adjusted consolidated earnings of $0.32 per diluted share for the third quarter of 2020. Consolidated net loss and adjusted net income were $11.6 million and $3.1 million, respectively, for the third quarter of 2021, compared to consolidated net income and adjusted consolidated net income of $18.3 million for the third quarter of 2020. The adjustments for the third quarter of 2021 consist of a $5 million ($0.06 per share) legal reserve at the utility and Centuri’s transaction costs for the Riggs Distler acquisition of $13 million ($0.18 per share).
The natural gas segment had a net loss of $27.5 million and an adjusted net loss of $23.7 million for the third quarter of 2021 compared to a net loss and adjusted net loss of $16 million for the third quarter of 2020. The current quarter does not reflect any change in company-owned life insurance (“COLI”) cash surrender values while the prior-year quarter reflects a $4.5 million increase.
The utility infrastructure services segment delivered net income of $18.5 million and adjusted net income of $29.5 million in the third quarter of 2021, compared to net income and adjusted net income of $34.9 million in the third quarter of 2020. Due to the seasonal nature of the Company’s businesses, results for quarterly periods are not generally indicative of earnings for a complete twelve-month period.
Commenting on the performance and outlook of Southwest Gas Holdings, John P. Hester, President and Chief Executive Officer, said: “In the third quarter, we continued executing on our strategy to create a higher performing, stronger company, while taking actions to enhance our financial flexibility and capital allocation to pursue value-creating, accretive opportunities. While our financial results for the reported quarter reflect one-time transaction costs and other non-recurring expenses, we are excited about the longer-term strategic and financial opportunities opening up to our company. Drawn by robust economies, job growth, attractive business climates, and excellent quality of life, thousands of residents and businesses like Intel, Lucid Motors, and Taiwan Semiconductor have been moving into Southwest’s
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service territories of Arizona, Nevada, and California. We are well positioned for meaningful earnings growth in 2022 as we execute our longer-term strategy and focus on providing growing returns to our investors, excellent service to our customers, and opportunities to our employees.
“With the acquisition of Riggs Distler, we believe Centuri is well positioned for continued growth and significant upside as investments in energy infrastructure are made nationwide to address the needs of a low-carbon energy future. In early October, we also announced an agreement to acquire Questar Pipelines, a compelling collection of assets that aligns with our long-term value creation goals. The combination of FERC-regulated pipelines and accompanying storage facilities will significantly increase and expand our regulated business mix, as it provides a robust stream of steady earnings and cash flows. We look forward to benefiting from the extremely attractive energy transition opportunities in RNG/RSG, hydrogen and CO2 transportation following closing the transaction. We plan to leverage the strong portfolio of assets we’ve built to continue driving an attractive, risk-adjusted total return for our stockholders, based on earnings growth and a meaningful dividend to increase long-term stockholder value.”
For the twelve months ended September 30, 2021, consolidated net income was $234.4 million, or $4.02 per diluted share, and adjusted consolidated net income was $249.8 million, or $4.28 per diluted share, compared to consolidated net income and adjusted consolidated net income of $220.5 million, or $3.97 per diluted share, for the twelve-month period ended September 30, 2020. The current twelve-month period includes a $14 million, or $0.24 per share, increase in the cash surrender values of COLI policies, while the prior-year period included COLI-related income of $7.2 million, or $0.13 per share. Natural gas segment net income and adjusted net income were $182.1 million and $185.9 million, respectively, in the current twelve-month period compared to net income and adjusted net income of $156 million in the prior-year period. Utility infrastructure services segment net income and adjusted net income were $56.7 million and $68.4 million, respectively, in the current twelve-month period compared to net income and adjusted net income of $66.6 million in the prior-year period. The adjustments for the twelve months ended September 30, 2021 consist of a $5 million ($0.07 per share) legal reserve at the utility and Centuri’s cumulative transaction costs for the Riggs Distler acquisition of $14 million ($0.18 per share).
Natural Gas Operations Segment Results
Third Quarter
Operating margin increased $18 million compared to the prior-year quarter. Approximately $2 million of incremental margin was attributable to customer growth from 37,000 first-time meter sets during the last twelve months. Rate relief in Arizona, Nevada, and California added approximately $13 million of margin. Also contributing to the increase were late fees that were $1.5 million greater in the current quarter due to lifting the moratorium on such fees that had been in place since March 2020. Amounts collected from and returned to customers associated with regulatory account balances, as well as differences in miscellaneous revenue and margin from customers outside the decoupling mechanisms, also impacted the variance between quarters.
Operations and maintenance expense increased $18.5 million compared to the prior-year quarter reflecting a $5 million legal reserve, a $1.7 million increase in the service-related component of employee pension costs, and $2.2 million of incremental temporary staffing, training, and stabilization-period costs
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associated with a new customer information system implemented in May 2021. In addition, vacation, other time-off, and miscellaneous employee benefits increased $2.5 million when compared to the COVID-impacted third quarter of 2020, when costs overall were very low. Increased expenditures for pipeline damage prevention programs, higher travel and training costs, and general cost increases were also recognized in the current quarter.
Depreciation and amortization increased $5.4 million, or 10%, compared to the prior-year quarter due to a $574 million, or 7%, increase in average gas plant in service, including the replacement of Southwest’s customer information system, which occurred in May 2021. Amortization related to regulatory account recoveries increased approximately $1.5 million compared to the prior-year quarter. The increase in plant included pipeline capacity reinforcement work, franchise requirements, scheduled pipe replacement activities, and new infrastructure. Taxes other than income taxes increased $4 million between quarters due to an increase in Arizona property taxes (ultimately recovered under our regulatory tracking mechanism).
Other income decreased $6 million compared to the prior-year quarter primarily due to a decline in income associated with COLI policies. The current quarter reflects no change in COLI policy cash surrender values, while the prior-year quarter reflected a $4.5 million increase. Amounts associated with the allowance for funds used during construction (“AFUDC”) decreased $1.2 million in the current quarter. Offsetting these combined impacts is a decrease in the non-service-related components of employee pension and other postretirement benefit costs between quarters.
Net interest deductions decreased $1 million compared to the prior-year quarter primarily due to a decrease in the amortization of an interest-related regulatory balance in Arizona.
Twelve Months to Date
Operating margin increased $72 million between the comparative twelve-month periods. Customer growth provided $13 million, and combined rate relief provided $52 million of incremental operating margin. Offsetting these impacts was a reduction in late fees ($817,000) due to the pandemic-period moratorium on late fees from March 2020 through March 2021. Regulatory account balance surcharges impacted both periods, in addition to margin from customers outside the decoupling mechanisms.
Operations and maintenance expense increased $26 million between comparative twelve-month periods primarily due to higher legal-claim related costs, higher levels of service-related pension and post-retirement benefit costs ($7.3 million), expenditures for pipeline damage prevention programs associated with a growing infrastructure and customer base, increased customer-related and information technology costs, and higher reserves ($1.1 million) for customer accounts deemed uncollectible. Depreciation and amortization expense increased $19 million, or 8%, between periods due to a $579 million, or 7%, increase in average gas plant in service since the prior twelve-month period, and to a $3.8 million increase in regulatory amortization. Taxes other than income taxes increased $12.9 million between periods primarily due to an increase in property taxes in Arizona.
Other income increased $7.1 million between comparative twelve-month periods, reflective of the $14 million increase in COLI policy cash surrender values and recognized death benefits in the current period, while the prior-year period reflected a $7.2 million increase in values. The non-service cost
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components of employee pension and other postretirement benefit costs were $3.3 million lower between comparative twelve-month periods, which was offset by lower equity AFUDC.
Net interest deductions decreased $2.9 million between comparative twelve-month periods primarily due to decreases in the amortization of an interest-related regulatory balance in Arizona.
Income tax expense in both periods reflects that COLI results are recognized without tax consequences, and also reflect the impacts of amortization of EADIT balances.
Utility Infrastructure Services Segment Results
Third Quarter
Utility infrastructure revenues increased $52.5 million in the third quarter of 2021 when compared to the prior-year quarter, including $49.5 million from Riggs Distler & Company subsequent to the August 27, 2021 acquisition date. Revenues specific to electric infrastructure services increased $40.1 million in the third quarter of 2021 when compared to the prior-year quarter, of which $34.1 million related to Riggs Distler. Included in electric services revenues overall was $45.7 million from emergency restoration services performed by Linetec and Riggs Distler following hurricane, tornado, and other storm damage to customers’ above-ground utility infrastructure in and around the Gulf Coast and eastern regions of the U.S., compared to $48.6 million in the third quarter of the prior year in regard to Linetec. Storm restoration work typically generates a higher profit margin than core infrastructure services, due to improved operating efficiencies related to equipment utilization and absorption of fixed costs. Partially offsetting the increased revenues overall was reduced work with two significant gas infrastructure services customers during the third quarter of 2021 (totaling $17.1 million), due to timing and mix of projects under each customer’s multi-year capital spending programs.
Utility infrastructure services expenses increased $64.3 million (including $13 million of professional fees related to the acquisition of Riggs Distler) compared to the prior-year quarter, and also included $42.4 million in expenses recorded by Riggs Distler subsequent to the acquisition. Higher fuel costs and equipment rental expense are reflected in expenses due to the mix of work completed and in support of growth in our electric infrastructure business. Included in total Utility infrastructure services expenses were general and administrative costs, which increased approximately $18 million between comparative periods (including the $13 million of professional fees previously noted), $3 million of other administrative costs incurred by Riggs Distler subsequent to the acquisition, and other costs resulting from general growth in the business.
Depreciation and amortization increased $5.8 million compared to the prior-year quarter, of which $4.7 million was recorded by Riggs Distler subsequent to the acquisition. The remaining increase was attributable to equipment and computer systems purchased to support the growing volume of infrastructure work.
Net interest deductions increased $4.3 million compared to the prior-year quarter, primarily due to incremental borrowings under Centuri’s $1.545 billion amended and restated secured revolving credit and term loan facility that was entered into during August 2021 in conjunction with the acquisition of Riggs Distler.
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Income tax expense decreased $4 million between quarters, primarily due to reduced profitability in 2021. Certain costs related to the Riggs Distler acquisition were non-deductible for U.S. federal income tax purposes, impacting the recorded Income tax expense during the third quarter of 2021.
Twelve Months to Date
Utility infrastructure services revenues increased $187.8 million, or 10%, in the current twelve-month period when compared to the prior-year period, primarily due to incremental electric infrastructure revenues of $129.5 million from expansion of work with existing customers and securing work with new customers. Included in the incremental electric infrastructure revenues during the twelve-month period of 2021 was $83.5 million from emergency restoration services performed by Linetec and Riggs Distler following hurricane, tornado, and other storm damage to customers’ above-ground utility infrastructure in and around the Gulf Coast and eastern regions of the U.S., compared to $55.9 million in similar services during the twelve-month period in 2020. Centuri’s revenues derived from storm-related services vary from period to period due to the unpredictable nature of weather-related events. The remaining increase in revenue includes revenue from continued growth with existing gas infrastructure customers under master service and bid agreements.
Utility infrastructure services expenses increased $187 million (including $14 million of acquisition costs) between periods, largely due to incremental costs related to electric infrastructure work, including costs associated with storm restoration work and costs incurred by Riggs Distler following its acquisition in August 2021, as well as costs necessary for the completion of additional gas infrastructure work. Included in Utility infrastructure services expenses were general and administrative costs, which increased $30.5 million during the twelve-month period in 2021 when compared to 2020, consisting of the $14 million in professional fees for the acquisition of Riggs Distler, $3 million of costs incurred by Riggs Distler subsequent to the acquisition, higher payroll and operating costs associated with continued growth of the business, and higher profit-based incentive compensation. Offsetting these increases were lower insurance costs from favorable claims experience under Centuri’s self-insurance programs. Gains on sale of equipment (reflected as an offset to Utility infrastructure services expenses) were $6.6 million and $2.9 million for the twelve-month periods of 2021 and 2020, respectively.
Depreciation and amortization expense increased $10.7 million compared to the prior twelve-month period primarily due to incremental costs related to electric infrastructure depreciation of $6.3 million, including $4.7 million from Riggs Distler. The remaining increase is attributable to equipment and computer systems implemented to support the growing volume of work being performed.
Net interest deductions increased $932,000 between periods primarily due to incremental interest on outstanding borrowings under Centuri’s $1.545 billion amended and restated secured revolving credit and term loan facility in conjunction with the acquisition of Riggs Distler. The increase was partially offset by lower interest associated with reduced borrowings in the current twelve-month period, compared to the prior twelve-month period, under Centuri’s credit facility existing prior to the 2021 refinancing.

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Outlook for Fiscal Year 2021
Management’s updated estimated 2021 diluted earnings per share is $3.25 to $3.40, including the impacts of transaction and related costs for the planned Questar Pipelines acquisition, activism response, and the partial-year results (and associated transaction and interest costs) in connection with the Riggs Distler acquisition. Estimated diluted earnings per share for 2021 excluding those costs is $4.00 to $4.10. Both acquisitions are expected to be accretive to earnings in 2022.
Highlights of 2021 expectations are as follows:
Natural Gas Operations Segment:
•Operating margin for 2021 is anticipated to benefit from customer growth (1.7%), rate relief in all three states in which we operate, expansion projects, and infrastructure tracker mechanisms. Combined, these items are expected to produce an increase in operating margin of 6% to 8%.
•Total pension costs are expected to be relatively flat compared to 2020, but will be reflected as an increase in operations and maintenance cost of about $6 million, with a comparable decrease to other expense (associated with non-service-related pension costs).
•Operating income is expected to increase 4% to 6% (previously 3% to 5%).
•COLI earnings of $5 million to $7 million are projected (previously $3 million to $5 million).
•Capital expenditures in 2021 are estimated to be $650 million to $675 million (previously $700 million), in support of customer growth, system improvements, and pipe replacement programs.
Utility Infrastructure Services Segment:
•Centuri’s revenues (excluding Riggs Distler) for 2021 are expected to be 1% to 3% (previously 1% to 4%) greater than the record 2020 amount (which included $82 million of emergency storm restoration services).
•Centuri’s operating income (excluding Riggs Distler) is expected to be approximately 5% to 5.4% of revenues (previously 5.3% to 5.8%).
•Riggs Distler is expected to generate revenues of $150 million to $170 million and an operating loss of $11 million to $13 million from the date of acquisition through the end of 2021 due to transaction-related expenses totaling $14 million and amortization expense of $8 million.
•Total interest expense is expected to be $19.5 million to $20.5 million (previously $7 million to $8 million before Riggs Distler) following the expansion and refinancing of the term loan and credit facility in connection with the acquisition of Riggs Distler.
•Net income expectations reflect earnings attributable to Southwest Gas Holdings, net of an estimated $6 million to $7 million of earnings attributable to noncontrolling interests (previously $5 million to $6 million). Changes in Canadian exchange rates could influence results.
Corporate and Administrative:
•Transaction-related expenses (including advisor, legal, accounting, and initial financing commitment costs) associated with the planned year-end acquisition of Questar Pipelines and activism response are expected to approximate $25 million to $30 million.

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Southwest Gas Holdings has two business segments:
Southwest Gas Corporation provides safe and reliable natural gas service to over 2 million customers in Arizona, Nevada, and California.
Centuri Group, Inc. is a comprehensive utility infrastructure services enterprise dedicated to delivering a diverse array of solutions to North America’s gas and electric providers. Centuri derives revenues primarily from installation, replacement, repair, and maintenance of energy distribution systems.
Forward-Looking Statements: This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include, without limitation, statements regarding Southwest Gas Holdings, Inc. (the “Company”) and the Company’s expectations or intentions regarding the future. These forward-looking statements can often be identified by the use of words such as “will”, “predict”, “continue”, “forecast”, “expect”, “believe”, “anticipate”, “outlook”, “could”, “target”, “project”, “intend”, “plan”, “seek”, “estimate”, “should”, “may” and “assume”, as well as variations of such words and similar expressions referring to the future, and include (without limitation) statements regarding expectations of continuing growth in 2021. In addition, the statements under the heading “Outlook for 2021” that are not historic, constitute forward-looking statements. A number of important factors affecting the business and financial results of the Company could cause actual results to differ materially from those stated in the forward-looking statements. These factors include, but are not limited to, the timing and amount of rate relief, changes in rate design, customer growth rates, the effects of regulation/deregulation, tax reform and related regulatory decisions, the impacts of construction activity at Centuri, future earnings trends, seasonal patterns, and the impacts of stock market volatility. In addition, the Company can provide no assurance that its discussions about future operating margin, operating income, pension costs, COLI results, and capital expenditures of the natural gas segment will occur. Likewise, the Company can provide no assurance that discussions regarding utility infrastructure services segment revenues, operating income as a percentage of revenues, interest expense, and noncontrolling interest amounts will transpire, nor assurance regarding acquisitions or their impacts, including management’s plans or expectations related thereto, including with regard to Riggs Distler or as currently planned in regard to Questar Pipelines. Because of these and other factors, the Company can provide no assurances that estimates of 2021 earnings per share will be realized. Factors that could cause actual results to differ also include (without limitation) those discussed under the heading “Risk Factors” in Southwest Gas Holdings, Inc.’s most recent Annual Report on Form 10-K and in the Company’s and Southwest Gas Corporation’s current and periodic reports, including our Quarterly Reports on Form 10-Q, filed from time to time with the SEC. The statements in this press release are made as of the date of this press release, even if subsequently made available by the Company on its Web site or otherwise. The Company does not assume any obligation to update the forward-looking statements, whether written or oral, that may be made from time to time, whether as a result of new information, future developments, or otherwise.
Non-GAAP Measures. This earnings release contains financial measures that have not been calculated in accordance with accounting principles generally accepted in the U.S. (“GAAP”). These non-GAAP measures include (i) adjusted consolidated earnings per diluted share, (ii) consolidated adjusted net income, (iii) natural gas segment adjusted net income, and (iv) utility infrastructure services segment adjusted net income. Management uses these non-GAAP measures internally to evaluate performance and in making financial and operational decisions. Management believes that its presentation of these
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measures provides investors greater transparency with respect to its results of operations and that these measures are useful for a period-to-period comparison of results. Management also believes that providing these non-GAAP financial measures helps investors evaluate the Company’s operating performance, profitability, and business trends in a way that is consistent with how management evaluates such performance.
Management also uses the non-GAAP measure operating margin. Southwest recognizes operating revenues from the distribution and transportation of natural gas (and related services) to customers. Gas cost is a tracked cost, which is passed through to customers without markup under purchased gas adjustment (“PGA”) mechanisms, impacting revenues and net cost of gas sold on a dollar-for-dollar basis, thereby having no impact on Southwest’s profitability. Therefore, management routinely uses operating margin, defined by management as gas operating revenues less the net cost of gas sold, in its analysis of Southwest’s financial performance. Operating margin also forms a basis for Southwest’s various regulatory decoupling mechanisms. Management believes supplying information regarding operating margin provides investors and other interested parties with useful and relevant information to analyze Southwest’s financial performance in a rate-regulated environment. (The included Southwest Gas Holdings, Inc. Consolidated Earnings Digest provides reconciliations for these non-GAAP measures.)

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SOUTHWEST GAS HOLDINGS, INC. CONSOLIDATED EARNINGS DIGEST
(In thousands, except per share amounts)

QUARTER ENDED SEPTEMBER 30,	2021	2020
Consolidated Operating Revenues	$888,696	$791,226

Net Income (loss) applicable to Southwest Gas Holdings	$(11,576)	$18,273

Weighted Average Common Shares	59,688	56,271

Basic Earnings (loss) Per Share	$(0.19)	$0.32

Diluted Earnings (loss) Per Share	$(0.19)	$0.32

Reconciliation of Gross margin to Operating Margin (non-GAAP measure)
Utility Gross Margin	$62,681	$57,188
Plus:
Operations and maintenance (excluding Admin & General) expense	68,098	61,383
Depreciation and amortization expense	61,359	55,942
Operating Margin	$192,138	$174,513

NINE MONTHS ENDED SEPTEMBER 30,	2021	2020
Consolidated Operating Revenues	$2,596,024	$2,384,793

Net Income applicable to Southwest Gas Holdings	$130,836	$128,780

Weighted Average Common Shares	58,639	55,683

Basic Earnings Per Share	$2.23	$2.31

Diluted Earnings Per Share	$2.23	$2.31

Reconciliation of Gross margin to Operating Margin (non-GAAP measure)
Utility Gross Margin	$392,190	$354,854
Plus:
Operations and maintenance (excluding Admin & General) expense	194,471	182,761
Depreciation and amortization expense	187,688	173,865
Operating Margin	$774,349	$711,480
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TWELVE MONTHS ENDED SEPTEMBER 30,	2021	2020
Consolidated Operating Revenues	$3,510,104	$3,232,930

Net Income applicable to Southwest Gas Holdings	$234,380	$220,498

Weighted Average Common Shares	58,209	55,508

Basic Earnings Per Share	$4.03	$3.97

Diluted Earnings Per Share	$4.02	$3.97

Reconciliation of Gross margin to Operating Margin (non-GAAP measure)
Utility Gross Margin	$566,065	$524,010
Plus:
Operations and maintenance (excluding Admin & General) expense	255,434	244,573
Depreciation and amortization expense	249,118	230,158
Operating Margin	$1,070,617	$998,741

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Reconciliation of non-GAAP financial measures of Adjusted net income (loss) and Adjusted diluted earnings per share and their comparable GAAP measures of Net income (loss) and Diluted earnings (loss) per share. Note that the comparable GAAP measures are also included in Note 7 - Segment Information in the Company’s September 30, 2021 Form 10-Q. Prior periods are not presented below as comparable non-GAAP adjustments were not applicable in comparable periods of the prior year.
Amounts in thousands, except per share amounts

	Three Months Ended	Nine Months Ended	Twelve Months Ended
	September 30, 2021
Reconciliation of Net income (loss) to Adjusted net income (non-GAAP measure)
Net income (loss) applicable to Natural Gas Operations (GAAP)	$(27,544)	$102,584	$182,134
Plus:
Legal reserve, net of tax	3,800	3,800	3,800
Adjusted net income (loss) applicable to Natural Gas Operations	$(23,744)	$106,384	$185,934

Net income applicable to Utility Infrastructure Services (GAAP)	$18,540	$32,797	$56,723
Plus:
Riggs Distler transaction costs, net of tax	10,913	11,663	11,663
Adjusted net income applicable to Utility Infrastructure Services	$29,453	$44,460	$68,386

Net loss - Corporate and administrative (GAAP)	$(2,572)	$(4,545)	$(4,477)

Net income (loss) applicable to Southwest Gas Holdings (GAAP)	$(11,576)	$130,836	$234,380
Plus:
Legal reserve, net of tax	3,800	3,800	3,800
Riggs Distler transaction costs, net of tax	10,913	11,663	11,663
Adjusted net income applicable to Southwest Gas Holdings	$3,137	$146,299	$249,843

Weighted average shares - diluted	59,816	58,742	58,312

Earnings per share
Diluted earnings (loss) per share	$(0.19)	$2.23	$4.02
Adjusted consolidated earnings per diluted share	$0.05	$2.49	$4.28

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For shareholders information, contact:	For media information, contact:
Ken Kenny	Sean Corbett
(702) 876-7237	(702) 876-7219
ken.kenny@swgas.com	sean.corbett@swgas.com

SOUTHWEST GAS HOLDINGS, INC.
SUMMARY UNAUDITED OPERATING RESULTS
(In thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,		Twelve Months Ended September 30,
	2021	2020	2021	2020	2021	2020
Results of Consolidated Operations
Contribution to net income (loss) - gas operations	$(27,544)	$(15,973)	$102,584	$79,568	$182,134	$155,993
Contribution to net income - utility infrastructure services	18,540	34,873	32,797	50,936	56,723	66,615
Corporate and administrative	(2,572)	(627)	(4,545)	(1,724)	(4,477)	(2,110)
Net income (loss)	$(11,576)	$18,273	$130,836	$128,780	$234,380	$220,498

Basic earnings (loss) per share	$(0.19)	$0.32	$2.23	$2.31	$4.03	$3.97
Diluted earnings (loss) per share	$(0.19)	$0.32	$2.23	$2.31	$4.02	$3.97

Weighted average common shares	59,688	56,271	58,639	55,683	58,209	55,508
Weighted average diluted shares	59,816	56,357	58,742	55,753	58,312	55,577

Results of Natural Gas Operations
Gas operating revenues	$255,848	$210,834	$1,070,576	$976,095	$1,445,066	$1,355,666
Net cost of gas sold	63,710	36,321	296,227	264,615	374,449	356,925
Operating margin	192,138	174,513	774,349	711,480	1,070,617	998,741
Operations and maintenance expense	119,708	101,159	328,980	303,567	431,795	406,169
Depreciation and amortization	61,359	55,942	187,688	173,865	249,118	230,158
Taxes other than income taxes	20,109	15,787	60,134	47,507	76,087	63,195
Operating income (loss)	(9,038)	1,625	197,547	186,541	313,617	299,219
Other income (deductions)	(4,287)	1,751	(4,902)	(10,947)	(545)	(7,615)
Net interest deductions	24,922	26,103	71,263	75,152	97,259	100,115
Income (loss) before income taxes	(38,247)	(22,727)	121,382	100,442	215,813	191,489
Income tax expense (benefit)	(10,703)	(6,754)	18,798	20,874	33,679	35,496
Contribution to net income (loss) - gas operations	$(27,544)	$(15,973)	$102,584	$79,568	$182,134	$155,993

FINANCIAL STATISTICS
Market value to book value per share at quarter end		139%
Twelve months to date return on equity	-- total company	8.5%
	-- gas segment	7.8%
Common stock dividend yield at quarter end		3.6%
Customer to employee ratio at quarter end (gas segment)		944 to 1

GAS OPERATIONS SEGMENT
	Authorized Rate Base (In thousands)	Authorized Rate of Return	Authorized Return on Common Equity
Rate Jurisdiction
Arizona	$1,930,612	7.03%	9.10%
Southern Nevada	1,325,236	6.52	9.25
Northern Nevada	154,966	6.75	9.25
Southern California	285,691	7.11	10.00
Northern California	92,983	7.44	10.00
South Lake Tahoe	56,818	7.44	10.00
Paiute Pipeline Company (1)	135,460	8.30	11.80
(1) Estimated amounts based on 2019/2020 rate case settlement.

SYSTEM THROUGHPUT BY CUSTOMER CLASS
	Nine Months Ended September 30,		Twelve Months Ended September 30,
(In dekatherms)	2021	2020	2021	2020
Residential	60,589,755	60,971,104	79,686,624	80,411,878
Small commercial	23,481,767	21,756,001	31,042,118	30,244,898
Large commercial	7,324,415	6,887,582	9,561,035	9,258,502
Industrial / Other	3,679,886	4,103,712	4,891,531	5,215,116
Transportation	74,333,206	74,807,856	97,852,958	99,015,173
Total system throughput	169,409,029	168,526,255	223,034,266	224,145,567

HEATING DEGREE DAY COMPARISON
Actual	1,247	1,267	1,745	1,776
Ten-year average	1,183	1,197	1,658	1,674
Heating degree days for prior periods have been recalculated using the current period customer mix.